UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 15, 2013

AAR CORP.

(Exact name of registrant as specified in its charter)

Delaware	1-6263	36-2334820
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One AAR Place

1100 N. Wood Dale Road

Wood Dale, Illinois 60191

(Address and Zip Code of Principal Executive Offices)

Registrant’s telephone number, including area code: (630) 227-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement.

On April 15, 2013, AAR CORP. (“AAR”) completed an offering of $150.0 million aggregate principal amount of its 7¼% Senior Notes due 2022 (the “New Notes”).  The New Notes were sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in accordance with Regulation S under the Securities Act.  The New Notes were sold at a price equal to 107.5% of the principal amount thereof, for a yield to maturity of 6.128%.  The net proceeds of the offering of the New Notes will be used to repay a portion of the borrowings under AAR’s unsecured revolving credit agreement and to pay related fees and expenses.

The New Notes represent additional notes under and are governed by an Indenture dated as of January 23, 2012, as supplemented as of November 30, 2012 (the “Indenture”) by and among AAR, certain subsidiary guarantors identified therein (the “Guarantors”) and U.S. Bank National Association, as trustee, pursuant to which AAR previously issued $175,000,000 in aggregate principal amount of AAR’s 7 ¼% Senior Notes due 2022 (the “Existing Notes” and, together with the New Notes, the “Notes”). As a result of the issuance of the New Notes, AAR has $325 million aggregate principal amount of Notes outstanding.

The New Notes constitute “Additional Notes” as such term is defined in the Indenture.  The New Notes and the Existing Notes will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase, except that the New Notes will initially be subject to transfer restrictions and will benefit from a registration rights agreement.

The New Notes and the related guarantees have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.  This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any offer, solicitation or sale of, the New Notes or the related guarantees in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

In connection with the sale of the New Notes, AAR and the Guarantors entered into a registration rights agreement, dated as of April 15, 2013 (the “Registration Rights Agreement”), with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and  RBS Securities Inc. (collectively, the “Initial Purchasers”).  Under the Registration Rights Agreement, AAR and the Guarantors agreed to use their reasonable best efforts to file and cause to become effective a registration statement relating to an offer to exchange the New Notes for a new issue of substantially identical notes registered under the Securities Act as soon as practicable following the closing of the sale of the New Notes and to consummate the exchange offer on or before October 1, 2013.  AAR and the Guarantors may also be required to file a shelf registration statement to cover resales of the New Notes under certain circumstances.  If AAR and the Guarantors fail to satisfy these obligations, AAR may be required to pay holders of the New Notes additional interest at a rate of 0.25% per annum of the principal amount thereof for each 90-day period or portion thereof during which these obligations remain unsatisfied, up to a maximum increase in the interest rate of 1.0% per annum, until all registration defaults have been cured.

The foregoing description of the Registration Rights Agreement is a summary and is qualified in its entirety by reference to the Registration Rights Agreement, which is filed as Exhibit 4.2 hereto.

Certain of the Initial Purchasers and certain of their affiliates have provided and may in the future provide financial advisory, investment banking and commercial banking services in the ordinary course of business to AAR, the Guarantors and certain of their affiliates, for which they receive customary fees and expense reimbursement.  In addition, affiliates of one or more of the Initial Purchasers are lenders and/or agents under AAR’s revolving credit facility and as such will receive a portion of the net proceeds of the offering of the Notes that are used to repay outstanding amounts under AAR’s revolving credit facility.

Item 2.03 —Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 8.01 — Other Events

On April 15, 2013, the Company issued a press release announcing the closing of its sale of the Notes. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit No.	Description

4.1	Form of 7¼% Senior Note due 2022

4.2

Registration Rights Agreement, dated as of April 15, 2013, among AAR, the guarantors identified therein, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and RBS Securities Inc.

99.1	Press Release issued by AAR, dated April 15, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 16, 2013

AAR CORP.

By:

Name: Robert J. Regan
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of 7¼% Senior Note due 2022.

4.2

Registration Rights Agreement, dated as of April 15, 2013, among AAR, the guarantors identified therein, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and RBS Securities Inc.

99.1	Press Release issued by AAR, dated April 15, 2013.